Exhibit 99.1

NEWS RELEASE
For more information contact:
FEI Company
Jason Willey
Investor Relations Director
jason.willey@fei.com
(503) 726-2533

FEI Reports First Quarter Results
Revenue of $221 Million
Gross Margin of 47.7% and EPS of $0.66

HILLSBORO, Ore., April 28, 2015 - FEI Company (NASDAQ: FEIC) reported results for the first quarter of 2015. First quarter revenue of $221 million was down 2.4% compared to $226 million for first quarter of 2014. Movements in foreign exchange rates negatively impacted revenue for the first quarter by $15 million, as compared with first quarter of 2014 rates. Excluding the impact of foreign currency, first quarter revenue grew 4.0% compared with the first quarter of 2014.
Diluted earnings per share were $0.66 for the first quarter of 2015, compared with $0.59 for the first quarter of 2014. Net income for the quarter was $28 million compared with $25 million for the first quarter of 2014.
Gross margin for the first quarter was 47.7%, compared with 47.0% for the first quarter of 2014. Operating margin was 16.4% for the first quarter, compared with 13.6% for the first quarter of 2014.
The company’s backlog of orders at the end of the first quarter was $510 million, compared with $495 million at the end of the first quarter of 2014. Backlog was reduced by $21 million at the end of the first quarter due to revaluation for changes in foreign exchange rates. Bookings for the first quarter were $216 million, resulting in a book-to-bill ratio of 0.98-to-1.
Net cash provided by operating activities for the first quarter of 2015 was $23 million. During the quarter, the company paid cash dividends of $10 million, spent $5.2 million on plant and equipment and repurchased 134,000 shares of its common stock at an average price of $75.16. Total cash, investments and restricted cash at the end of the quarter was $471 million.
“We are pleased with the improved gross margin and earnings performance” commented Don Kania, president and CEO. “Organic revenue growth met our expectations and gross margin and overall profitability benefited from increased customer adoption of our new products and the weaker European currencies.
“Improved order flow from several of our large semiconductor customers supports our view that this business is well positioned to deliver healthy growth in 2015. In addition, momentum continues to build around the adoption of our cryo-EM workflows for structural biology and our new TEM portfolio is gaining traction across our Science customer base.”

Outlook
For the second quarter of 2015, the company currently expects reported revenue to be in the range of $216 million to $226 million. This range includes a negative impact related to the stronger U.S. dollar of approximately 6% on reported revenue as compared to the second quarter of 2014. Earnings per fully diluted share are expected to be in the range of $0.73 to $0.83. The effective tax rate for the second quarter is expected to be approximately 20%.
For full year 2015, the company currently expects organic revenue growth to be in the range of 4% to 7% compared with 2014. Based on current exchange rates, the stronger U.S. dollar is expected to negatively impact full year 2015 reported revenue growth by approximately 5% as compared to the full year 2014. Earnings per fully diluted share are currently expected to be in the range of $3.40 to $3.70. The effective tax rate for the full year is expected to be approximately 20%.
Investor Conference Call - 2:00 p.m. Pacific Time, Tuesday, April 28, 2015
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-407-8293 (U.S., toll-free) or +1-201-689-8349 (international and toll), with the conference title: FEI First Quarter Earnings Conference Call. The call can also be accessed via the web by going to FEI's Investor Relations page at http://investor.fei.com/events.cfm, where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue and earnings per share for the second quarter of 2015 and full year 2015, the impact of certain items on our results for the quarter, statements about foreign currency exchange rates and the potential impact of a stronger U.S. dollar, assumptions about tax rates and our continued progress toward our mid-2015 gross margin and operating income targets. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as "guidance", "guiding", "forecast", "toward", "plan", "expect", "expects", "are expected", "is expected", "will", "projecting", "looking forward", “continue to see”, “outlook” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to: the global economic environment, particularly continued slower growth in China and emerging markets; lower than expected customer orders, including for recently-introduced products; potential weakness of the Science and Industry market segments, including continued weakness in the oil and gas sector of the Industry segment resulting from declining oil prices; fluctuations in foreign exchange rates, which, among other things, can affect revenues, margins, bookings, backlog and the competitive pricing of our products; cyclical and other changes and increased volatility in the semiconductor industry, which is a major component of Industry market segment revenue; changes in backlog and the timing of shipments from backlog, which may create forecasting challenges; potential delayed or reduced governmental spending to support expected orders; potential disruption in the company's operations due to organizational changes; the relative mix of higher-margin and lower-margin products; potential for increased volatility and challenges in forecasting resulting from larger sales transactions, cancellations and rescheduling of orders by customers; risks associated with a high percentage of the company's revenue coming from "turns" business, when the order for a product is placed by the customer in the same quarter as the planned shipment, and risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; delays in meeting all accounting requirements for revenue recognition; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; failure to achieve improved operational efficiency and other benefits from infrastructure investments and restructuring activities; potential additional restructurings, realignments and reorganizations; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; and changes in tax rates and laws, accounting rules regarding taxes or agreements with tax authorities. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,700 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 29, 2015	December 31, 2014	March 30, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$268,256	$300,507	$317,666
Short-term investments in marketable securities	32,887	61,688	120,832
Short-term restricted cash	13,512	15,698	14,926
Receivables, net	235,081	227,354	206,906
Inventories, net	163,502	176,440	192,551
Deferred tax assets	8,824	8,225	9,884
Other current assets	31,010	35,503	30,089
Total current assets	753,072	825,415	892,854
Non-current investments in marketable securities	123,006	85,865	60,740
Long-term restricted cash	33,081	38,369	34,589
Non-current inventories	49,019	50,731	59,295
Property plant and equipment, net	154,104	163,794	163,447
Intangible assets, net	50,228	54,111	67,637
Goodwill	166,923	170,773	184,260
Deferred tax assets	8,334	6,605	4,261
Other assets, net	22,073	22,155	10,517
TOTAL	$1,359,840	$1,417,818	$1,477,600
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$71,539	$78,308	$94,311
Accrued liabilities	45,835	51,604	47,802
Deferred revenue	99,127	96,924	93,098
Income taxes payable	5,688	5,299	3,135
Accrued restructuring, reorganization and relocation	3,584	9,161	897
Other current liabilities	55,859	56,146	51,208
Total current liabilities	281,632	297,442	290,451
Other liabilities	78,557	79,051	80,648
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 41,715, 41,797 and 42,255 shares issued and outstanding at March 29, 2015, December 31, 2014 and March 30, 2014	603,585	607,250	646,531
Retained earnings	479,086	461,586	412,938
Accumulated other comprehensive (loss) income	(83,020)	(27,511)	47,032
Total shareholders’ equity	999,651	1,041,325	1,106,501
TOTAL	$1,359,840	$1,417,818	$1,477,600

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2015	December 31, 2014	March 30, 2014
NET SALES:
Products	$164,059	$205,207	$169,298
Service	56,757	60,098	56,966
Total net sales	220,816	265,305	226,264
COST OF SALES:
Products	81,501	106,718	86,595
Service	34,044	35,188	33,345
Total cost of sales	115,545	141,906	119,940
Gross profit	105,271	123,399	106,324
OPERATING EXPENSES:
Research and development	23,322	25,434	25,646
Selling, general and administrative	45,822	49,170	48,462
Restructuring, reorganization and relocation	(121)	7,201	1,331
Total operating expenses	69,023	81,805	75,439
OPERATING INCOME	36,248	41,594	30,885
OTHER EXPENSE, NET	(967)	(564)	(270)
INCOME BEFORE TAXES	35,281	41,030	30,615
INCOME TAX EXPENSE	7,269	7,639	5,537
NET INCOME	$28,012	$33,391	$25,078
BASIC NET INCOME PER SHARE DATA	$0.67	$0.80	$0.59
DILUTED NET INCOME PER SHARE DATA	$0.66	$0.79	$0.59
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	41,796	41,726	42,191
Diluted	42,185	42,221	42,772

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)
	March 29, 2015	December 31, 2014	March 30, 2014
NET SALES:
Products	74.3%	77.3%	74.8%
Service	25.7	22.7	25.2
Total net sales	100.0%	100.0%	100.0%
COST OF SALES:
Products	36.9%	40.2%	38.3%
Service	15.4	13.3	14.7
Total cost of sales	52.3%	53.5%	53.0%
GROSS MARGIN:
Products	50.3%	48.0%	48.9%
Service	40.0	41.4	41.5
Gross margin	47.7	46.5	47.0
OPERATING EXPENSES:
Research and development	10.6%	9.6%	11.3%
Selling, general and administrative	20.8	18.5	21.4
Restructuring, reorganization and relocation	(0.1)	2.7	0.6
Total operating expenses	31.3%	30.8%	33.3%
OPERATING INCOME	16.4%	15.7%	13.6%
OTHER EXPENSE, NET	(0.4)%	(0.2)%	(0.1)%
INCOME BEFORE TAXES	16.0%	15.5%	13.5%
INCOME TAX EXPENSE	3.3%	2.9%	2.4%
NET INCOME	12.7%	12.6%	11.1%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Consolidated Summary of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2015	March 30, 2014
Net Income	$28,012	$25,078
Depreciation	5,981	7,066
Amortization	2,890	3,197
Stock-based compensation	5,949	5,139
Other changes in working capital	(19,708)	(12,031)
Net cash provided by operating activities	23,124	28,449

Acquisition of property, plant and equipment	(5,192)	(4,336)
Payments for acquisitions, net of cash acquired	(5,377)	(64,615)
Other investing activities	(5,317)	(24,087)
Net cash used in investing activities	(15,886)	(93,038)

Dividends paid on common stock	(10,450)	(5,058)
Repurchases of common stock	(8,296)	—
Other financing activities	3,022	6,415
Net cash (used in) provided by financing activities	(15,724)	1,357

Effect of exchange rate changes	(23,765)	(3,272)
Decrease in cash and cash equivalents	(32,251)	(66,504)

Cash and Cash Equivalents:
Beginning of period	300,507	384,170
End of period	$268,256	$317,666

Supplemental Cash Flow Information:
Cash paid for income taxes, net	$5,942	$3,711
Accrued purchases of plant and equipment	398	8,345
Dividends declared but not paid	10,450	5,056
Accrued repurchases of common stock	1,785	—

FEI Company and Subsidiaries
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2015	December 31, 2014	March 30, 2014
Income Statement Highlights
Consolidated sales	$220.8	$265.3	$226.3
Gross margin	47.7%	46.5%	47.0%
Net income	$28.0	$33.4	$25.1
Diluted net income per share	$0.66	$0.79	$0.59
Sales and Bookings Highlights
Sales by Segment
Industry Group	$111.9	$109.5	$106.5
Science Group	108.9	155.8	119.8
Sales by Geography
USA & Canada	$64.9	$75.9	$72.3
Europe	54.6	80.6	67.0
Asia-Pacific and Rest of World	101.3	108.8	87.0
Gross Margin by Segment
Industry Group	50.6%	49.9%	52.7%
Science Group	44.7	44.1	41.9
Bookings and Backlog
Bookings - Total	$215.9	$273.3	$247.5
Book-to-bill Ratio	0.98	1.03	1.09
Backlog - Total	$509.7	$535.6	$494.6
Backlog - Service	167.8	170.8	133.0
Bookings by Segment
Industry Group	$137.1	$102.3	$123.1
Science Group	78.8	171.0	124.4
Bookings by Geography
USA & Canada	$52.4	$69.0	$58.1
Europe	38.3	88.3	93.2
Asia-Pacific and Rest of World	125.2	116.0	96.2
Balance Sheet and Other Highlights
Cash, equivalents, investments, restricted cash	$470.7	$502.1	$548.8
Days sales outstanding (DSO)	97	78	83
Days in inventory	174	152	189
Days in payables (DPO)	57	50	72
Cash Cycle (DSO + Days in Inv - DPO)	214	180	200
Working capital	$471.4	$528.0	$602.4
Headcount (permanent and temporary)	2,738	2,660	2,636
Euro average rate	1.13	1.25	1.37
Euro ending rate	1.09	1.21	1.37
Yen average rate	118.92	113.50	102.74
Yen ending rate	119.19	119.59	102.33